MEMORANDUM OF UNDERSTANDING
                       ON TRANSMISSION PROJECT DEVELOPMENT

     This Memorandum of Understanding on Transmission Project Development (the "MOU") is entered into as of January 5, 1999, between Bangor-Hydro-Electric Company, a Main corporation ("BHE") and Penobscot Hydro, LLC, a Delaware limited liability company ("PHLLC"). Capitalized terms used herein and not defined herein have the respective meanings set forth in the Asset Purchase Agreement, dated as of September 25, 1998, among BHE, PP&L Global, Inc. and Penobscot Hydro Co., Inc. (the "APA").

     In consideration of the mutual covenants contained herein and in the APA, BHE and PHLLC agree as follows:

     1.   This MOU constitutes the "memorandum of understanding" referred to in
          Section 8.2(g) of the APA with respect to the potential future development of the 345 Line (as such term is defined in APA Schedule 1.1(a)(61) which is reproduced as Schedule A attached hereto). As contemplated by the APA, this MOU shall provide a framework for the future development of the 345 Line and ensure that the 345 Line is developed in accordance with all applicable federal and state laws and regulations. The execution and delivery of the MOU by BHE satisfies the condition to Buyer's obligation to close under the APA set forth in such Section 8.2(g) insofar as the 345 Line project is concerned.

     2. Following the closing of the APA (the "Closing"), PHLLC may elect to develop and use the 345 Line under several alternative structures, which may include (a) ownership of 345 Line assets by an entity which shall be designated by PHLLC after the Closing to hold the 345 Line ("LineCo"), (b) ownership of 345 Line assets by BHE or an Affiliate of BHE (or another qualified third party), with a right to transmission capacity being conveyed to PHLLC consistent with applicable FERC regulations and policies, or (c) ownership of 345 Line assets in a partnership or limited liability company or other entity as mutually agreed to by the parties in accordance with applicable state and federal law. BHE's participation in the legal structures described in
          (b) or (c) shall be at the sole discretion of BHE.

     3. BHE agrees that, following the Closing, and until and unless the transfer ofthe345 Line pursuant to the Transfer Notice (as hereinafter defined) has occurred (but in any event, not longer than a period of two (2) years following the Closing), BHE shall in consultation with and at the direction of PHLLC retain full legal responsibility for compliance with the Permits and will, diligently pursue and take all commercially reasonable actions as may be necessary to preserve and enhance the potential for development of the 345 Line, including (i) retaining operational control of legal ownership of the rights of way over which the 345 Line will be constructed; (ii) remaining a permittee under the Permits relating to the 345 Line,


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          including, but not limited to those issued by the Maine Land Use
          Regulation Commission and the Maine Department of Environmental protection (the "Permits"); (iii) assuming a supervisory role over the construction of the 345 Line in order to ensure compliance with the requirements of the Permits; and (iv) taking such other similar actions with respect to the development of the 345 Line project as PHLLC may reasonably request or as may be required by the Permits, including, but not limited to the actions requested (a) by the Maine Department of Environmental Protection in a letter sent to BHE on December 4, 1998 and (b) by the Maine Land Use Regulation Commission in a letter sent to BHE on December 4, 1998. Unless otherwise required by law to act as principle, BHE may take some or all of these actions as agent for PHLLC. Except as provided in Section 8 hereof, all costs and expenses incurred by BHE in connection with BHE's performance of its responsibilities under the Permits, including the time of BHE employees involved and travel expenses, legal, consulting and engineering fees, filing fees, and other out-of-pocket expenses, shall be borne by BHE until the first anniversary of the Closing, and thereafter, assuming the MOU is in effect, shall be borne (without mark-up) by PHLLC or LineCo; provided, however, that any other costs incurred for development of the 345 Line after Closing, including all costs of actual construction, shall be borne initially PHLLC or LineCo and shall be considered project development costs for the purposes of
          Section 7 hereof.

     4. As contemplated by BHE's Divesture Plan and the APA and as reaffirmed herein, BHE is obligated to transfer to PHLLC all of BHE's right, title and interest in the 345 Line. At any time within thirteen (13) months after the Closing, PHLLC may send BHE a written request (the "Transfer Notice") requiring BHE to transfer to PHLLC or LineCo all of BHE's right, title and interest in the 345 Line. Such transfer shall occur (i) within thirty (30) days of receipt by BHE of the Transfer Notice or (ii) within such longer period of time after BHE's receipt oft he Transfer Notice as may be required to obtain necessary regulatory approvals; provided that if the transfer is not completed within two (2) years of Closing, BHE shall be relieved of all obligations hereunder. The parties will use commercially reasonable efforts to accomplish the transfer upon issuance of the Transfer Notice. Such transfer shall be made in accordance with applicable federal and state laws.

     5. For a period of one (1) year following the Closing, BHE shall have the option, but not the obligation, to receive a 50% equity interest in LineCo. BHE must notify PHLLC in writing of its intention to receive a 50% equity interest in LineCo within one (1) year of the Closing. Such notice by BHE (the "BHE Notice") shall include a confirmation of BHE's willingness to comply with the requirements of Section 7 hereof. Failure by BHE to give the BHE Notice within such time period shall be deemed an election by BHE not to exercise such option.

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     6.   If PHLLC elects to offer BHE a consulting agreement with respect to the 345 Line, such consulting agreement shall provide for (i) reimbursement to BHE for all costs and expenses incurred by it under the consulting agreement, including agreed hourly rates BHE employees involved and travel expenses, legal, consulting and engineering fees, filing fees, and other out-of-pocket expenses and (ii) if the 345 Line project proceeds to financial closing, a success fee of not less than 5% of the total budgeted costs for such project net of any consulting costs reimbursed to BHE by PHLLC. The services to be provided by BHE for the period of up to two (2) years following the Closing as described in Section 3 above shall not constitute PHLLC's retaining BHE as a consultant for the purposes of this Section 6.

     7. If BHE to exercise its right to receive a 50% equity interest in LineCo, BHE and PHLLC shall, within ninety (90) days of the date of the BHE Notice, negotiate in good faith a joint venture agreement with respect to the 345 Line. Such joint venture agreement shall be on commercially reasonable terms and (i) shall obligate the parties to pay a pro rata share (equal to its equity interests in LineCo) of the project development costs of the 345 Line (except for those costs agreed to be borne by BHE pursuant to Section 3 above), (ii) shall obligate the parties to make a pro rata equity contribution to LineCo in accordance with the project development financial plan, (iii) shall give the parties a pro rata vote in LineCo, (iv) shall require the owner of the 345 Line (whether BHE or PHLLC or an Affiliate of BHE or PHLLC) to transfer the 345 Line to LineCo, and (v) shall preclude the parties from assigning their respective 50% interests without the prior written consent of the other party, which consent shall not be unreasonably withheld. Project development costs shall include, but not be limited to, all costs incurred by PHLLC post-Closing and before execution of the joint venture agreement reasonably related to the development of the 345 Line, all costs incurred by LineCo after the execution of the joint development agreement which are reasonably related to the development of the 345 Line and any equity contributions required in order to secure financing for the construction of the 345 Line and for the permanent financing of the 345 Line.

     8. PHLLC hereby agrees (i) to indemnify and hold harmless BHE and its directors, officers, employees, advisors and affiliates from any claims, losses, damages or liabilities (a) which may be asserted by any third party arising out of actions of BHE with respect to the 345 Line taken (or not taken) pursuant to and in conformity with the prior direction and approval of PHLLC, and (b) arising out of any action taken by BHE in response to and in compliance with a regulatory order relating to the 345 Line and (ii) that BHE shall have no liability to PHLLC resulting from any action taken (or not taken) with respect to the 345 Line so long as such actions (or inactions) were (a) performed in conformity with the direction or approval given by PHLLC, or (b) taken by BHE in response to and in compliance with a regulatory order relating to the 345 Line, and, in the case of


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          either (i) or (ii) above, such claims, losses, damages or liabilities are not a result of the gross negligence or willful misconduct of BHE. PHLLC further agrees to pay all costs and expenses of litigation incurred by BHE both (y) in connection with any such indemnifiable claims, losses, damages or liabilities described in (i) above and (z) which would not have been incurred by BHE but for PHLLC's desire to be a participant in the development or use of the 345 Line (but assuming that BHE would have proceeded with development of the 345 Line). If, for the twelve (12) month period following Closing BHE incurs costs and expenses of litigation related to the development of the 345 Line which are not indemnified hereunder, and such costs and expenses of litigation are not a result of the gross negligence or willful misconduct of BHE, PHLLC shall pay such costs and expenses of litigation to the extent such costs and expenses are in excess of $300,000. This Section 8 shall survive any termination of this MOU but shall be of not force and effect from and after the time a joint venture agreement is executed.

     9.   Ths MOU shall terminate upon the earliest to occur of the following:
          (i) any termination of APA, (ii) upon a transfer of the 345 Line pursuant to a Transfer Notice, (iii) the second anniversary of the Closing; (iv) upon the execution of a joint venture agreement between the parties (or their Affiliates) with respect to the 345 Line, or (v) the failure of PHLLC to send the Transfer Notice within thirteen (13) months after Closing; provided, that no termination under clauses
          (ii), (iii), (iv) or(v) shall affect the obligations of the parties under Sections 3 (with respect to any amounts unpaid at the time of termination) or 6 and no termination under clause (ii) shall affect the obligations of the parties under Section 5.

     10. BHE shall not assign this MOU without the prior written consent of PHLLC. PHLLC shall not assign this MOU without the prior written consent of BHE, which consent shall not be unreasonably withheld.

     11. This MOU shall be governed by and construed in accordance with the laws of the State of Maine, without reference to the conflicts of laws principles of such state.

     12. Each party represents that its representative signing this MOU is duly authorized to commit such party to the performance of this MOU.


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     Executed by the parties hereto as of this date set forth above.

                                                BANGOR HYDRO-ELECTRIC
                                                      COMPANY


                                                By:
                                                    ----------------------------
                                                Name:
                                                Title:


                                                PENOBSCOT HYDRO, LLC


                                                By:
                                                    ----------------------------
                                                Name:
                                                Title:


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     Executed by the parties hereto as of this date set forth above.

                                                BANGOR HYDRO-ELECTRIC
                                                      COMPANY


                                                By:
                                                    ----------------------------
                                                Name:
                                                Title:


                                                PENOBSCOT HYDRO, LLC


                                                By:
                                                    ----------------------------
                                                Name:
                                                Title:


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                                   SCHEDULE A

     "345 Line" means all right, title and interest of BHE in the proposed tie-line beginning at the Maine/New Brunswick border in Woodland, Maine and terminating at the MEPCO 345/115kV substation in Orrington, Maine. This includes
(i) the rights-of-way described on Annex I to Schedule 5.8 of the APA associated with the 345 Line (the "345 Line ROWs"), (ii) all design information, cost information, and any other information owned by BHE with respect to the planning, permitting, design and construction of the portion of the line that would be located in the State of Maine and (iii) the Permits (as such term is defined in the APA) identified on Schedule 5.12 to the APA under the heading "345kV Lien" and the submission and request for review of plan in accordance with Section 18.4 titled "Review of participation Proposed Plan" of NEPOOL (the "NEPOOL Application") to the full extent of BHE's ability to transfer such Permits and NEPOOL Application") to the full extent of BHE's ability to transfer such Permits and NEPOOL Application to PHLLC, provided that BHE shall not be obligated to pay money or make other financial accommodation in order to effect the transfer of such Permits and NEPOOL Application to Buyer. The 345 Line does not include the portion of the line to be constructed in New Brunswick.


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